Exhibit 8.1

The table below presents our significant subsidiaries, the places of incorporation and our ownership interests therein as of December 31, 2009.

Subsidiary	Accounting Method	Ownership Interest	Place of Incorporation/ Organization
Sibintertelecom	Consolidated	100.0%	Russia
Dagtelecom	Consolidated	100.0%	Russia
RTC	Consolidated	100.0%	Russia
Evrotel	Consolidated	100.0%	Russia
Ukrainian Mobile Communications (MTS-Ukraine)	Consolidated	100.0%	Ukraine
MTS Finance(1)	Consolidated	100.0%	Luxembourg
Uzdunrobita	Consolidated	100.0%	Uzbekistan
BCTI	Consolidated	100.0%	USA
MTS Bermuda(2)	Consolidated	100.0%	Bermuda
K-Telekom	Consolidated	80.0%	Armenia
Comstar	Consolidated	64.0%	Russia
MTS Belarus	Equity	49.0%	Belarus
TS-Retail	Equity	34.6%	Russia

(1)                                  Represents beneficial ownership interest.

(2)                                  A wholly owned subsidiary established to repurchase our ADSs.

See also Note 2 to our audited consolidated financial statements.